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Exhibit 99: Peoples Financial Corporation Press Release Dated January 2, 2001


FOR IMMEDIATE RELEASE:               FOR MORE INFORMATION

January 2, 2001                      M. O. Lawrence, III
                                     Senior Vice President
                                     (228) 435-8208
                                     e-mail: mlawrence@thepeoples.com

                                     Jennifer S. Crane
                                     Assistant Vice President, Marketing
                                     (228) 435-8643
                                     e-mail: jcrane@thepeoples.com



PEOPLES FINANCIAL CORPORATION ANNOUNCES SHARE REPURCHASE

Biloxi, Mississippi. Peoples Financial Corporation (NASDAQ: PFBX) today announced the repurchase of 146,304 shares of Peoples Financial Corporation in a cash transaction valued at $2,432,000. Chevis C. Swetman, Chairman of the Board stated, "The repurchase of these shares represent an excellent opportunity for Peoples to continue its on-going capital management program."

In May 2000, Peoples' Board of Directors implemented a capital management plan which authorized the repurchase of up to 2 and one-half (2.5%) percent of the Corporation's common stock. On December 8, 2000, Peoples' Board of Directors authorized the 146,304 share repurchase, in addition to its existing share repurchase program.

Including the shares repurchased today, approximately 213,770 shares have been repurchased since the repurchase plan was implemented in May 2000. Peoples Financial has remaining authorization to repurchase up to 79,000 shares. The repurchase program continues to be subject to market conditions and management discretion and will continue to be implemented through open market purchases or privately negotiated transactions as previously disclosed.

Peoples Financial Corporation is listed on the NASDAQ Small Cap Market under the symbol PFBX.

Peoples Financial Corporation, headquartered in Biloxi, Mississippi, is the parent company of The Peoples Bank, Biloxi, Mississippi. Additional information may also be located at their website, www.thepeoples.com.